EXHIBIT 99.2

Republic Bancorp, Inc. Segment Data for the Three and Nine Months Ending September 30, 2005 and 2004

Republic’s four reportable segments are determined by the type of products and services offered: (i) banking operations, (ii) mortgage banking operations, (iii) Tax Refund Solutions and (iv) deferred deposits.  Loans, investments and deposits provide the majority of revenue from banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan fees and Electronic Refund Check fees provide the majority of the revenue from tax refund services; and fees for providing deferred deposits represent the primary revenue source for the deferred deposit segment.  All four reportable segments are domestic.

The accounting policies used for Republic’s reportable segments are the same as those described in the summary of significant accounting policies thereto included in Republic’s annual report on Form 10-K for the year ended December 31, 2004. Income taxes are allocated based on income before income tax expense.  Transactions among reportable segments are made at fair value.

Republic Bancorp, Inc. Segment Data for the Three and Nine Months ending September 30, 2005 and 2004 follows:

1

	Three Months Ended September 30, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$18,900	$31	$156	$1,660	$20,747
Provision for loan losses	46	(346)	—	(2,285)	(2,585)
Electronic Refund Check fees	—	77	—	—	77
Mortgage banking income	—	—	797	—	797
Other revenue	6,024	14	(355)	3	5,686
Income tax expense	3,152	(269)	82	1,172	4,137
Net income	6,119	(502)	160	2,273	8,050
Segment assets	2,578,766	3,248	15,624	5,689	2,603,327

	Three Months Ended September 30, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$17,623	$(341)	$93	$3,215	$20,590
Provision for loan losses	(90)	(207)	—	170	(127)
Electronic Refund Check Fees	—	61	—	—	61
Mortgage banking income	—	—	757	—	757
Other revenue	4,978	12	(223)	13	4,780
Income tax expense	2,818	(194)	118	890	3,632
Net income	5,405	(355)	227	1,705	6,982
Segment assets	2,296,663	2,582	11,766	41,725	2,352,736

	Nine Months Ended September 30, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$55,468	$8,753	$328	$7,861	$72,410
Provision for loan losses	(748)	1,171	—	(1,391)	(968)
Electronic refund check fees	—	5,905	—	—	5,905
Mortgage banking income	—	—	2,149	—	2,149
Other revenue	16,386	79	(724)	21	15,762
Income tax expense	8,917	3,256	320	2,674	15,167
Net income	17,232	6,292	619	5,169	29,312
Segment assets	2,578,766	3,248	15,624	5,689	2,603,327

	Nine Months Ended September 30, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$51,337	$8,321	$316	$8,580	$68,554
Provision for loan losses	(444)	1,707	—	212	1,475
Electronic refund check fees	—	5,253	—	—	5,253
Mortgage banking income	—	—	2,299	—	2,299
Other revenue	14,385	22	(803)	29	13,633
Income tax expense	7,592	3,189	350	2,421	13,552
Net income	14,502	6,093	669	4,624	25,888
Segment assets	2,296,663	2,582	11,766	41,725	2,352,736